Exhibit 99.1

Stephen M. Priebe Named to Board of Directors of S.Y. Bancorp and Stock Yards Bank & Trust

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 22, 2012--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced that Stephen M. Priebe has joined the Board of Directors for both the Company and the Bank. His appointment expands both Boards to 12 directors.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, “We are delighted to welcome Steve Priebe to the Board of Directors. Because his company has been a long-time customer of the Bank, he brings a valuable perspective to our Board on banking from the customer’s point of view. Additionally, his business experience, Louisville roots and wide-ranging interests in civic-minded organizations give him a strong sense of our community, its needs, and the prospects and potential of the region.”

Priebe (age 48), is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, electrical, civil, pipeline, highway and bridge work. A civil engineer, he began his career at Hall Contracting in 1986.

Priebe has had extensive involvement with many civic organizations throughout his career. He has been a speaker for the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric company. He earned a Bachelor of Science from the University of Kentucky in 1986 and received the Achievement in Construction Award from the Kentucky Society of Professional Engineers in 2003.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.1 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer